Execution Copy

EXCHANGE AGREEMENT
by and between
CARVER BANCORP, INC.
and
THE UNITED STATES DEPARTMENT OF THE TREASURY
Dated as of June 29, 2011

LIST OF SCHEDULES

SCHEDULE 3.1(b):	CAPITALIZATION
SCHEDULE 3.5(c):	NON-CONTRAVENTION
SCHEDULE 3.7:	COMPANY MATERIAL ADVERSE EFFECT
SCHEDULE 3.10:	CDCI PREFERRED SHARES

LIST OF EXHIBITS

EXHIBIT A:	CERTIFICATE OF DESIGNATIONS FOR SERIES C AND SERIES D
PREFERRED STOCK
EXHIBIT B:	FORM OF CHARTER AMENDMENT

Defined Terms

Affiliate	Section 6.7(b)
Agreement	Preamble
Benefit Plans	Section 1.1(d)(x)
Business Combination	Section 6.7(c)
Capitalization Date	Section 3.1(b)
CDCI Preferred Shares	Recitals
CDFI	Section 3.4(b)
CDFI Application	Section 1.1(d)(ix)
CDFI Application Update	Section 1.1(d)(ix)
Certificate of Designations	Section 6.7(f)
Certificate of Incorporation	Section 1.1(d)(i)
Charter Amendment	Section 1.1(d)(ii)
Closing	Section 1.1(a)
Closing Date	Section 1.1(a)
Closing Price	Section 6.7(d)
Code	Section 3.5(c)
Common Stock	Recitals
Common Stock Authorization	Section 1.1(d)(i)
Company	Preamble
Company Material Adverse Effect	Section 6.7(e)
Company Subsidiary	Section 3.5(a)
Company Subsidiaries	Section 3.5(a)
Compensation Regulations	Section 1.1(d)(x)
Conversion Price	Section 6.7(f)
CPP Preferred Shares	Recitals
Designated Matters	Section 6.7(g)
EAWA	Section 6.7(h)
EESA	Section 1.1(d)(x)
Equity Investments	Recitals
Equity Investors	Recitals
Exchange	Recitals
Exchange Act	Section 5.3(b)
Exchange Agreement	Recitals
Exchange Shares	Recitals
Fund	Section 1.1(d)(ix)
GAAP	Section 5.7(a)(ii)
Governmental Entities	Section 1.1(c)
Holders	Section 5.5(b)
Indemnitee	Section 5.5(c)
Information	Section 4.4(d)
Investor	Preamble
Junior Stock	Section 6.7(i)
Meeting	Section 4.1(b)
NASDAQ	Section 1.1(d)(viii)
Observer	Section 5.11
Parity Stock	Section 6.7(j)
Preferred Stock	Section 6.7(k)

Preferred Stock Purchase Price	Recitals
Previously Disclosed	Section 6.7(l)
Private Placement	Recitals
Relevant Period	Section 1.1(d)(x)
SEC	Section 3.5(b)
Section 4.6 Employee	Section 4.6(b)
Securities Act	Recitals
Securities Purchase Agreement	Recitals
Senior Executive Officers	Section 1.1(d)(x)
Series C Conversion	Recitals
Series C Preferred Stock	Recitals
Series D Preferred Stock	Recitals
Share Dilution Amount	Section 5.7(a)(ii)
Status Report	Section 4.8
Stock Purchase Agreements	Recitals
Stockholder Approval	Section 1.1(d)(i)
Stockholder Proposals	Section 1.1(d)(i)
subsidiary	Section 6.7(a)
Targeted Completion Date	Section 4.8
Trading Day	Section 6.7(m)
Transfer	Section 5.4
Voting Authorization	Section 1.1(d)(i)

EXCHANGE AGREEMENT, dated as of June 29, 2011 (this “Agreement”) by and between Carver Bancorp, Inc., a Delaware corporation (the “Company”), and the United States Department of the Treasury (the “Investor”). All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Exchange Agreement.
BACKGROUND
WHEREAS, on January 16, 2009, the Company and the Investor entered into that certain Securities Purchase Agreement - Standard Terms incorporated into a Letter Agreement, as amended from time to time (the “Securities Purchase Agreement”), pursuant to which the Company issued to the Investor 18,980 shares of the Company's preferred stock designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A,” having a liquidation amount of $1,000 per share (the “CPP Preferred Shares”);
WHEREAS, on August 27, 2010, the Company and the Investor entered into that certain Exchange Agreement - Standard Terms incorporated into a Letter Agreement, as amended from time to time (the “Exchange Agreement”), pursuant to which the Company issued to the Investor in exchange for the CPP Preferred Shares, and the Investor is, as of the date hereof, the beneficial owner of, 18,980 shares of the Company's preferred stock designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series B,” having a liquidation amount of $1,000 per share (the “CDCI Preferred Shares”);
WHEREAS, on or about June 28, 2011, the Company entered into stock purchase agreements (the “Stock Purchase Agreements”) with certain qualified institutional investors and accredited investors (the “Equity Investors”), pursuant to which those investors agreed, subject to certain conditions, to purchase from the Company an aggregate of 55,000 shares of Series C mandatorily convertible non-voting participating preferred stock, the designations for which are attached hereto as Exhibit A (the “Series C Preferred Stock”), at a price of $1,000 per share (the “Preferred Stock Purchase Price”), yielding aggregate gross proceeds to the Company that will equal no less than $55,000,000 (the “Equity Investments”) in a private placement (the “Private Placement”) exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”);
WHEREAS, upon receipt of the Stockholder Approval and filing of the Charter Amendment, each share of Series C Preferred Stock will be converted (the “Series C Conversion”) into shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), subject to certain ownership limitations, and Series D convertible non-cumulative, non-voting participating preferred stock, the designations for which are attached hereto as Exhibit A (the “Series D Preferred Stock”); and
WHEREAS, the Company and the Investor desire, in connection with the Series C Conversion, and subject to the conditions set forth herein, to exchange (the “Exchange”) all of the CDCI Preferred Shares beneficially owned and held by the Investor, including all accrued and unpaid dividends on the CDCI Preferred Shares as of the Closing Date, for shares of Common Stock (such shares of Common Stock, the “Exchange Shares”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
THE CLOSING; CONDITIONS TO THE CLOSING

Section 1.1 The Closing.

(a)The closing of the Exchange (the “Closing”) will take place at the offices of Alston & Bird LLP, 950 F Street NW, Washington, DC 20004, or remotely via the electronic or other exchange of documents and signature pages, as the parties may agree. The Closing shall take place on the same day as the date on which the Series C Conversion becomes effective; provided that the conditions set forth in Section 1.1(c) and (d) shall have been satisfied or waived, or at such other place, time and date as shall be agreed between the Company and the Investor. The time and date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)Subject to the fulfillment or waiver of the conditions to the Closing in this Section 1.1, at the Closing (i) the Company will deliver the Exchange Shares to the Investor, as evidenced by one or more certificates dated the Closing Date and registered in the name of the Investor or its designee(s) (or if shares of Common Stock are uncertificated, cause the transfer agent for the Common Stock to register the Exchange Shares in the name of the Investor and deliver reasonably satisfactory evidence of such registration to the Investor) and (ii) the Investor will deliver the certificate representing the CDCI Preferred Shares to the Company.

(c)The respective obligations of each of the Investor and the Company to consummate the Exchange are subject to the fulfillment (or waiver by the Company and the Investor, as applicable) prior to the Closing of the conditions that (i) any approvals or authorizations of all United States and other governmental, regulatory or judicial authorities (collectively, “Governmental Entities”) required for the consummation of the Exchange shall have been obtained or made in form and substance reasonably satisfactory to each party and shall be in full force and effect and all waiting periods required by United States and other applicable law, if any, shall have expired and (ii) no provision of any applicable United States or other law and no judgment, injunction, order or decree of any Governmental Entity shall prohibit consummation of the Exchange as contemplated by this Agreement.

(d)The obligation of the Investor to consummate the Exchange is also subject to the fulfillment (or waiver by the Investor) at or prior to the Closing of each of the following conditions:

(i)the Company shall have obtained the necessary approval of the Company's stockholders (the “Stockholder Approval”) authorizing (i) an amendment to the Company's certificate of incorporation (the “Certificate of Incorporation”) increasing the authorized Common Stock to a number at least sufficient to support the issuance of the Exchange Shares and the issuance of Common Stock upon conversion of the Series C Preferred Stock and Series D Preferred Stock issuable only upon the receipt of the Stockholder Approval and mandatory conversion of the Series C Preferred Stock (the “Common Stock Authorization”), (ii) an amendment to the Certificate of Incorporation that would permit the Investor to vote the shares of Common Stock the Investor will hold following the Closing in excess of 9.9% of the outstanding shares of Common Stock (the “Voting Authorization”), (iii) the conversion of the Series C Preferred Stock, (iv) the issuance and conversion of Series D Preferred Stock, and (v) the exchange of the CDCI Preferred Shares for Exchange Shares (collectively, clauses (i) through (v) shall be the “Stockholder Proposals”);

(ii)the Company shall have duly adopted and filed with the State of Delaware an amendment to the Certificate of Incorporation (the “Charter Amendment”), in substantially the form attached hereto as Exhibit B, reflecting the Common Stock Authorization and the Voting Authorization, and the Company shall have delivered to the Investor a copy of the filed Charter Amendment with appropriate evidence from the Secretary of State that the filing has been accepted;

(iii)the Company shall have issued Series C Preferred Stock to the Equity Investors in the Private Placement for aggregate gross proceeds to the Company of not less than $55,000,000, and all conditions, if any, to the effectiveness of the Series C Conversion shall have been satisfied or waived;

(iv)(A) the representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct in all respects as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all respects as of such other date) and (B) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

(v) the Investor shall have received a certificate, in substantially the form attached hereto as Annex A, signed on behalf of the Company by a Senior Executive Officer certifying to the effect that the conditions set forth in Section 1.1(d)(iv) have been satisfied;

(vi)the Company shall have delivered certificates in proper form or, with the prior consent of the Investor, evidence in book-entry form, evidencing the Exchange Shares to the Investor or its designee(s);

(vii)the Company shall have delivered to the Investor written opinions from counsel to the Company, addressed to the Investor and dated as of the Closing Date, in substantially the form attached hereto as Annex B;

(viii)the Exchange Shares shall have been authorized for listing on the NASDAQ Stock Market, LLC (“NASDAQ”);

(ix)the Company shall have delivered to the Investor prior to the date hereof either (i) a true, complete and correct certified copy of each CDFI Certification Application that each Certified Entity submitted to the Community Development Financial Institution Fund (the “Fund”) in connection with its certification as a CDFI along with any updates to the CDFI Certification Application necessary to make it true, complete and correct as of the date hereof or (ii), to the extent a copy of the CDFI Certification Application that any Certified Entity submitted to the Fund in connection with its certification as a CDFI is not available, a newly completed CDFI Certification Application with respect to such Certified Entity that is true, complete and correct as of the date hereof (the CDFI Certification Application delivered to the Investor pursuant to this Section 1.1(d)(ix), the “CDFI Application”), and, to the extent any information set forth in the CDFI Application is not true, complete and correct as of the Closing Date, the Company shall have delivered to the Investor an update to the CDFI Application (the “CDFI Application Update”), setting forth any information necessary to make the information set forth in the CDFI Application true, correct and complete as of the Closing Date;

(x)(A) the Company shall have effected such changes to its compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to its Senior Executive Officers and any other employee of the Company or its Affiliates subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, or otherwise from time to time (“EESA”), as implemented by any guidance, rule or regulation thereunder, as the same shall be in effect from time to time (collectively, the “Compensation Regulations”) (and to the extent necessary for such changes to be legally enforceable, each of its Senior Executive Officers and other employees shall have duly consented in writing to such changes), as may be necessary, during the period in which any obligation of the Company arising from financial assistance under the Troubled Asset Relief Program remains outstanding (such period, as it may be further described in the Compensation Regulations, the “Relevant Period”), in order to comply with Section 111 of EESA or the Compensation Regulations; (B) the Investor shall have received a certificate signed on behalf of the Company by a Senior Executive Officer certifying to the effect that the condition set forth in Section 1.1(d)(x)(A) has been satisfied; “Senior Executive Officers” means the Company's “senior executive officers” as defined in Section 111 of the EESA and the Compensation Regulations; and (C) the Company shall have obtained waivers from all relevant directors, officers and employees of the Company necessary to ensure that the consummation of the transactions contemplated by this Agreement will not accelerate the vesting, payment or distribution of any equity-based awards, deferred cash awards or any nonqualified deferred compensation payable by the Company or any of its Affiliates; and

(xi)the Company shall have paid to Investor all accrued and unpaid dividends and/or interest due on the CDCI Preferred Shares as of the Closing Date.

(e)Within two (2) business days following the receipt by the Company of the Stockholder Approval, the Company shall provide a notice of the Exchange to the Investor, which shall state (i) the Closing Date (which date shall not be earlier than the later of (x) two (2) business days after the notice of the Exchange is delivered to the Investor and (y) the Mandatory Conversion Date (as defined in the Certificate of Designations), (ii) the Conversion Price and (iii) the number of Exchange Shares to be issued upon the exchange for each CDCI Preferred Share held by the Investor.

Section 1.2 Interpretation.
When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections,” “Annexes” or “Schedules” such reference shall be to a Recital, Article or Section of, or Annex or Schedule to, this Agreement, unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein,” “hereof,” “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to a “business day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

ARTICLE II
EXCHANGE

Section 2.1 Exchange.

(a) On the terms and subject to the conditions set forth in this Agreement, upon the Closing (i) the Company agrees to issue to the Investor, in exchange for its 18,980 CDCI Preferred Shares, a number of Exchange Shares equal to 18,980 multiplied by the quotient of which (x) the numerator is $1,000 and (y) the denominator is the Conversion Price and (ii) the Investor agrees to deliver to the Company the CDCI Preferred Shares in exchange for such number of Exchange Shares. In lieu of any fractional Exchange Share otherwise issuable to the Investor pursuant to this Section 2.1(a), the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Closing Date.

(b) Following consummation of the Exchange, no further cash dividends shall be payable in respect of the CDCI Preferred Shares outstanding immediately prior to the Closing Date.

Section 2.2 Exchange Documentation.
    Settlement of the Exchange will take place on the Closing Date, at which time the Investor will cause delivery of the CDCI Preferred Shares to the Company or its designated agent and the Company will cause delivery of the Exchange Shares (together with cash in lieu of any fractional shares) to the Investor or its designated agent.

Section 2.3 Status of CDCI Preferred Shares after Closing.
The CDCI Preferred Shares exchanged for the Exchange Shares pursuant to this Article II are being reacquired by the Company and shall have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that such shares shall not be reissued as CPP Preferred Shares or CDCI Preferred Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as Previously Disclosed, the Company represents and warrants to the Investor as of the date hereof and as of the Closing Date that:

Section 3.1 Existence and Power.

(a) Organization, Authority and Significant Subsidiaries. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to own, operate and lease its properties and to carry on its business in all material respects as it is being currently conducted, and except as has not, individually or in the aggregate, had and would not reasonably be expected to have a Company Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification; each subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act, including, without limitation, Carver Federal Savings Bank, has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its respective incorporation or organization. The Certificate of Incorporation and bylaws of the Company, copies of which have been provided to the Investor prior to the date hereof, are true, complete and correct copies of such documents as in full force and effect as of the date hereof.

(b) Capitalization. The authorized capital stock of the Company, and the outstanding capital stock of the Company (including securities convertible into, or exercisable or exchangeable for, capital stock of the Company), as of the most recent fiscal month end preceding the date hereof (the “Capitalization Date”) is set forth on Schedule 3.1(b). The outstanding shares of capital stock of the Company have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, the Company does not have outstanding any securities or other obligations providing the holder the right to acquire Common Stock that is not reserved for issuance as specified on Schedule 3.1(b), and, except as disclosed on Schedule 3.1(b), the Company has not made any other commitment to authorize, issue or sell any Common Stock except pursuant to this Agreement and the Stock Purchase Agreements. Since the Capitalization Date, except pursuant to this Agreement and the Stock Purchase Agreements, the Company has not issued any shares of Common Stock other than (i) shares issued upon the exercise of stock options or delivered under other equity-based awards or other convertible securities or warrants which were issued and outstanding on the Capitalization Date and disclosed on Schedule 3.1(b) and (ii) shares disclosed on Schedule 3.1(b).

Section 3.2 Authorization and Enforceability.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder (which, following receipt of the Stockholder Approval and filing of the Charter Amendment, includes the issuance of the Exchange Shares).

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Stockholder Approval, and no further approval or authorization is required on the part of the Company or its stockholders, other than the Stockholder Approval. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy Exceptions.

(c) The Stock Purchase Agreements entered into with the Equity Investors, copies of which have been provided to the Investor prior to the date hereof, are true, complete and correct copies of such documents as in full force and effect as of the date hereof.

Section 3.3 Exchange Shares.
When issued and delivered pursuant to this Agreement, the Exchange Shares will be duly and validly authorized by all necessary action, will be duly and validly issued and fully paid and nonassessable, will not be issued in violation of any preemptive rights, and will not subject the holder thereof to personal liability.

Section 3.4 Community Development Financial Institution Status; Domestic Ownership.

(a) The Company, collectively with all of its “Affiliates” (within the meaning of 12 C.F.R. 1805.104), satisfies the requirements of 12 C.F.R. 1805.200(b).

(b) Each Certified Entity (A) is a regulated community development financial institution (a “CDFI”) currently certified by the Fund of the United States Department of the Treasury pursuant to 12 C.F.R. 1805.201(a) as having satisfied the eligibility requirements of the Fund's Community Development Financial Institutions Program and (B) satisfies the eligibility requirements for a CDFI set forth in 12 C.F.R. 1805.201(b)(1) - (6).

(c) The Company is not a Bank Holding Company, Savings and Loan Holding Company, bank or savings association controlled (within the meaning of the Bank Holding Company Act of 1956 (12 U.S.C. 1841(a)(2)) and 12 C.F.R. 225(a)(i) in the case of Bank Holding Companies and banks and the Home Owners' Loan Act of 1933 (12 U.S.C. 1467a (a)(2)) and 12 C.F.R. 583.7 in the case of Savings and Loan Holding Companies and savings associations) by a foreign bank or company.

Section 3.5 Non-Contravention.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, and compliance by the Company with the provisions hereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any subsidiary of the Company (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) under any of the terms, conditions or provisions of (i) its organizational documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it or any Company Subsidiary may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except, in the case of clauses (A)(ii) and (B), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Other than the filing of the Charter Amendment with the State of Delaware, any current report on Form 8-K required to be filed with the Securities and Exchange Commission (“SEC”), and the filing of the Notification for Listing of Additional Shares with NASDAQ, such filings and approvals as are required to be made or obtained under any state “blue sky” laws and such consents and approvals that have been made or obtained, no notice to, filing with or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by the Company in connection with the consummation by the Company of the Exchange, except for any such notices, filings, reviews, authorizations, consents and approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including for this purpose the consummation of the Exchange) and compliance by the Company with the provisions hereof will not (1) result in any payment (including any severance payment, payment of unemployment compensation, “excess parachute payment” (within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”)), “golden parachute payment” (as defined in the EESA, as implemented by the Compensation Regulations) or forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any benefit plan or otherwise, (2) increase any benefits otherwise payable under any benefit plan, (3) except as disclosed on Schedule 3.5(c), result in any acceleration of the time of payment or vesting of any such benefits, (4) require the funding or increase in the funding of any such benefits or (5) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any benefit plan or related trust and (B) neither the Company nor any Company Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any benefit plan or related trust.

Section 3.6 Anti-Takeover Provisions.
The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby will be exempt from any anti-takeover or similar provisions of the Company's Certificate of Incorporation and bylaws, and any other provisions of any applicable “moratorium”, “control share”, “fair price”, “interested stockholder” or other anti-takeover laws and regulations of any jurisdiction. The Company has not adopted any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

Section 3.7 No Company Material Adverse Effect.
Since August 27, 2010, no fact, circumstance, event, change, occurrence, condition or development has occurred that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect, except as disclosed on Schedule 3.7.

Section 3.8 Offering of Securities.
Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of the Exchange Shares under the Securities Act and the rules and regulations of the SEC promulgated thereunder), which might subject the offering, issuance or sale of the Exchange Shares to the Investor pursuant to this Agreement to the registration requirements of the Securities Act.

Section 3.9 Brokers and Finders.
No broker, finder or investment banker is entitled to any financial advisory, brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary for which the Investor could have any liability.

Section 3.10 CDCI Preferred Shares.
    Except as disclosed on Schedule 3.10, the Company has not breached any representation, warranty or covenant set forth in the Exchange Agreement or any of the other documents governing the CDCI Preferred Shares.
ARTICLE IV
COVENANTS

Section 4.1 Commercially Reasonable Efforts.

    (a) Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Exchange, including the consummation of the investments contemplated by the Stock Purchase Agreements and the transactions contemplated thereby, as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall use commercially reasonable efforts to cooperate with the other party to that end.

(b) The Company shall call a meeting (the “Meeting”) of its stockholders, to be held no later than five months following the closing date of the Equity Investments, to vote on the Stockholder Proposals. The Company's Board of Directors shall recommend to the Company's stockholders that such stockholders vote in favor of the Stockholder Proposals. In connection with the Meeting, the Company shall prepare and file with the SEC, not more than forty-five (45) days following the closing date of the Equity Investments, a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff thereon and to cause a definitive proxy statement related to the Meeting to be mailed to the Company's stockholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such stockholder approval of the Stockholder Proposals. If at any time prior to the Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. In the event that the approval of any of the Stockholder Proposals is not obtained at the Meeting, the Company shall include a proposal to approve (and the Company's Board of Directors shall recommend approval of) each such proposal at a meeting of its stockholders, to be held no less than once in each subsequent four-month period following the date on which the Meeting is held, until all such approvals are obtained or made.

(c) None of the information supplied by the Company or any of the Company Subsidiaries for inclusion in any proxy statement in connection with the Meeting, or any subsequent special stockholders' meetings referenced in Section 4.1(b), will, at the date it is filed with the SEC, when first mailed to the Company's stockholders and at the time of any stockholders' meeting, and at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Within five business days following the receipt of the Stockholder Approval, the Company shall have duly executed and filed the Charter Amendment with the State of Delaware.

Section 4.2 Expenses and Further Assurances.

(a) If requested by the Investor, the Company shall pay all reasonable out of pocket and documented costs and expenses associated with the Exchange, including, but not limited to, the reasonable fees, disbursements and other charges of the Investor's legal counsel and financial advisors.

(b) The Company shall, at the Company's sole cost and expense, (i) furnish to the Investor all instruments, documents and other agreements required to be furnished by the Company pursuant to the terms of this Agreement, including, without limitation, any documents required to be delivered pursuant to Section 5.5 below, or which are reasonably requested by the Investor in connection therewith, (ii) execute and deliver to the Investor such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Exchange Shares purchased by the Investor, as the Investor may reasonably require, and (iii) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement, as the Investor shall reasonably require from time to time.

Section 4.3 Exchange Listing.
The Company shall, at its expense, use its reasonable best efforts to list the Exchange Shares on the NASDAQ Global Market or, if the Company is unable to maintain such listing despite its reasonable best efforts to do so, then on the NASDAQ Capital Market, and, if such listing is approved, shall, at its expense, use its reasonable best efforts to maintain such listing of the Exchange Shares on the NASDAQ Global Market or the NASDAQ Capital Market.

Section 4.4 Access, Information and Confidentiality.

(a) From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Exchange Agreement or the Securities Purchase Agreement (including, for the avoidance of doubt, the Exchange Shares, the CDCI Preferred Shares and the CPP Preferred Shares), the Company will permit the Investor and its agents, consultants, contractors and advisors (i) acting through the Company's Appropriate Federal Banking Agency, or otherwise to the extent necessary to evaluate, manage or transfer its investment in the Company, to examine the corporate books, Tax returns (including all schedules and attachments thereto) and other information reasonably requested by the Investor relating to Taxes and make copies thereof and to discuss the affairs, finances and accounts of the Company and the Company Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as the Investor may reasonably request and (ii) to review any information material to the Investor's investment in the Company provided by the Company to its Appropriate Federal Banking Agency.

(b) From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Exchange Agreement or the Securities Purchase Agreement (including, for the avoidance of doubt, the Exchange Shares, the CDCI Preferred Shares and the CPP Preferred Shares), the Company shall permit, and shall cause each of the Company's Subsidiaries to permit (A) the Investor and its agents, consultants, contractors, (B) the Special Inspector General of the Troubled Asset Relief Program, and (C) the Comptroller General of the United States access to personnel and any books, papers, records or other data, in each case, to the extent relevant to ascertaining compliance with the financing terms and conditions; provided that prior to disclosing any information pursuant to clause (B) or (C), the Special Inspector General of the Troubled Asset Relief Program and the Comptroller General of the United States shall have agreed, with respect to documents obtained under this Agreement in furtherance of its function, to follow applicable law and regulation (and the applicable customary policies and procedures) regarding the dissemination of confidential materials, including redacting confidential information from the public version of its reports and soliciting the input from the Company as to information that should be afforded confidentiality, as appropriate.

(c) From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Exchange Agreement or the Securities Purchase Agreement (including, for the avoidance of doubt, the Exchange Shares, the CDCI Preferred Shares and the CPP Preferred Shares), the Company will deliver, or cause to be delivered, to the Investor:

(i)as soon as available after the end of each fiscal year of the Company, and in any event within 90 days thereafter, a consolidated balance sheet of the Company as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company for such year, in each case prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year of the Company, and which shall be audited to the extent audited financial statements are available;

(ii)as soon as available after the end of the first, second and third quarterly periods in each fiscal year of the Company, a copy of any quarterly reports provided to other stockholders of the Company or Company management by the Company;

(iii)as soon as available after the Company receives any assessment of the Company's internal controls, a copy of such assessment;
(iv)annually on a date specified by the Investor, a completed survey, in a form specified by the Investor, providing, among other things, a description of how the Company has utilized the funds the Company received in connection with the sale of the CPP Preferred Shares and the effects of such funds on the operations and status of the Company;

(v)as soon as such items become effective, any amendments to the Certificate of Incorporation, bylaws or other organizational documents of the Company; and

(vi)at the same time as such items are sent to any stockholders of the Company, copies of any information or documents sent by the Company to its stockholders.

(d) The Investor will use reasonable best efforts to hold, and will use reasonable best efforts to cause its agents, consultants, contractors, advisors, and United States executive branch officials and employees, to hold, in confidence all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Company furnished or made available to it by the Company or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished (and without violation of any other confidentiality obligation)); provided that nothing herein shall prevent the Investor from disclosing any Information to the extent required by applicable laws or regulations or by any subpoena or similar legal process. The Investor understands that the Information may contain commercially sensitive confidential information entitled to an exception from a Freedom of Information Act request.

(e) Nothing in this Section shall be construed to limit the authority that the Special Inspector General of the Troubled Asset Relief Program, the Comptroller General of the United States or any other applicable regulatory authority has under law.

(f) The Investor's information rights pursuant to Sections 4.4(c)(i), (ii), (iii), (v) and (vi) and the Investor's right to receive certifications from the Company pursuant to Section 4.5(b) may be assigned by the Investor to a transferee or assignee holding at least 2% of the Exchange Shares.

Section 4.5 CDFI Requirements.

(a) From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Exchange Agreement or the Securities Purchase Agreement (including, for the avoidance of doubt, the Exchange Shares, the CDCI Preferred Shares and the CPP Preferred Shares), each Certified Entity shall (i) be certified by the Fund as a CDFI; (ii) together with its Affiliates, collectively meet the eligibility requirements of 12 C.F.R. 1805.200(b); (iii) have a primary mission of promoting community development, as may be determined by the Investor from time to time, based on criteria set forth in 12 C.F.R. 1805.201(b)(l); (iv) provide Financial Products, Development Services, and/or other similar financing as a predominant business activity in arm's-length transactions; (v) serve a Target Market by serving one or more Investment Areas and/or Targeted Populations as may be determined by the Investor from time to time, substantially in the manner set forth in 12 C.F.R. 1805.201(b)(3); (vi) provide Development Services in conjunction with its Financial Products, directly, through an Affiliate or through a contract with a third-party provider; (vii) maintain accountability to residents of the applicable Investment Area(s) or Targeted Population(s) through representation on its governing Board of Directors or otherwise; and (viii) remain a non-governmental entity which is not an agency or instrumentality of the United States of America, or any State or political subdivision thereof, as described in 12 C.F.R. 1805.201(b)(6) and within the meaning of any supplemental regulations or interpretations of 12 C.F.R. 1805.201(b)(6) or such supplemental regulations published by the Fund. Notwithstanding any other provision hereof, as used in this Section 4.5(a), the terms “Affiliates”; “Financial Products”; “Development Services”; “Target Market”; “Investment Areas”; and “Targeted Populations” have the meanings ascribed to such terms in 12 C.F.R. 1805.104.

(b) From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Exchange Agreement or the Securities Purchase Agreement (including, for the avoidance of doubt, the Exchange Shares, the CDCI Preferred Shares and the CPP Preferred Shares), the Company shall deliver to the Investor (i)(x) on the date that is 180 days after the Closing Date and (y) annually on the same date on which the Company delivers the documentation required under Section 4.4(c)(i) to the Investor, a certificate signed on behalf of the Company by a Senior Executive Officer, in substantially the form attached hereto as Annex C, certifying (A) that the Company and each Certified Entity remains in compliance with the covenants set forth in Section 4.5(a); (B) that the information in the CDFI Application, as modified by any updates to the CDFI Application provided by the Company to the Investor on or prior to the date of such certificate, with respect to the covenants set forth in Section 4.5(a)(ii) and Section 4.5(a)(iv) remains true, correct and complete as of such date or, to the extent any information set forth in the CDFI Application, as modified by any updates to the CDFI Application provided by the Company to the Investor on or prior to the date of such certificate, with respect to such covenants needs to be updated or supplanted to make it true, complete and correct as of such date, that an updated narrative to the CDFI Application setting forth any information necessary to make the information set forth in the CDFI Application true, complete and correct as of such date; (C) either (a) that the contracts and material agreements entered into by each Certified Entity with respect to Development Services previously disclosed to the Investor remain in effect or (b) that attached are any new contracts and material agreements entered into by the Certified Entity with respect to Development Services;

(D) a list of the names and addresses of the individuals which comprise the board of directors of each Certified Entity as of such date and, to the extent any of such individuals was not a member of the board of directors of such Certified Entity as of the last certification to the Investor, a narrative describing such individual's relationship to the applicable Investment Area(s) and Targeted Population(s) or, if such Certified Entity maintains accountability to residents of the applicable Investment Area(s) or Target Population(s) through means other than representation on its governing board of directors and such means have changed since the date of the last certification to the Investor, a narrative describing such change; (E) that each Certified Entity is not an agency of the United States of America, or any State or political subdivision thereof, as described in 12 C.F.R. 1805.201(b)(6) and within the meaning of any supplemental regulations or interpretations of 12 C.F.R. 1805.201(b)(6) or such supplemental regulations published by the Fund and (F) that the Company remains in compliance with the covenants set forth in Section 5.9 and Section 4.12 and (ii) within five (5) business days of receipt, copies of any notices, correspondence or other written communication between each Certified Entity and the Fund, including any form that such Certified Entity is required to provide to the Fund due to the occurrence of a “Material Event” within the meaning of the Fund's CDFI Certification Procedures.

(c) The Company shall immediately notify the Investor upon the occurrence of any breach of any of the covenants set forth in this Section 4.5.

Section 4.6 Executive Compensation.

(a) Benefit Plans. During the Relevant Period, the Company shall take all necessary action to ensure that the Benefit Plans of the Company and its Affiliates comply in all respects with, and shall take all other actions necessary to comply with, Section 111 of the EESA, as implemented by the Compensation Regulations, and neither the Company nor any Affiliate shall adopt any new Benefit Plan (i) that does not comply therewith or (ii) that does not expressly state and require that such Benefit Plan and any compensation thereunder shall be subject to any relevant Compensation Regulations adopted, issued or released on or after the date any such Benefit Plan is adopted. To the extent that EESA and/or the Compensation Regulations are amended or otherwise change during the Relevant Period in a manner that requires changes to then-existing Benefit Plans, or that requires other actions, the Company and its Affiliates shall effect such changes to its or their Benefit Plans, and take such other actions, as promptly as practicable after it has actual knowledge of such amendments or changes in order to be in compliance with this Section 4.6(a) (and shall be deemed to be in compliance for a reasonable period to effect such changes). In addition, the Company and its Affiliates shall take all necessary action, other than to the extent prohibited by applicable law or regulation applicable outside of the United States, to ensure that the consummation of the transactions contemplated by this Agreement will not accelerate the vesting, payment or distribution of any equity-based awards, deferred cash awards or any nonqualified deferred compensation payable by the Company or any of its Affiliates.

(b) Additional Waivers. After the Closing Date, in connection with the hiring or promotion of a Section 4.6 Employee and/or the promulgation of applicable Compensation Regulations or otherwise, to the extent any Section 4.6 Employee shall not have executed a waiver with respect to the application to such Section 4.6 Employee of the Compensation Regulations, the Company shall use its best efforts to (i) obtain from such Section 4.6 Employee a waiver in substantially the form attached hereto as Annex D and (ii) deliver such waiver to the Investor as promptly as possible, in each case, within sixty days of the Closing Date or, if later, within sixty days of such Section 4.6 Employee becoming subject to the requirements of this Section. “Section 4.6 Employee” means (A) each Senior Executive Officer and (B) any other employee of the Company or its Affiliates determined at any time to be subject to Section 111 of EESA and the Compensation Regulations.

(c) Clawback. In the event that any Section 4.6 Employee receives a payment in contravention of the provisions of this Section 4.6, the Company shall promptly provide such individual with written notice that the amount of such payment must be repaid to the Company in full within fifteen business days following receipt of such notice or such earlier time as may be required by the Compensation Regulations and shall promptly inform the Investor (i) upon discovering that a payment in contravention of this Section 4.6 has been made and (ii) following the repayment to the Company of such amount and shall take such other actions as may be necessary to comply with the Compensation Regulations.

(d) Limitation on Deductions. During the Relevant Period, the Company agrees that it shall not claim a deduction for remuneration for federal income tax purposes in excess of $500,000 for each Senior Executive Officer that would not be deductible if Section 162(m)(5) of the Code applied to the Company.

(e) Amendment to Prior Agreement. The parties agree that, effective as of the date hereof, Section 4.1(e) of the Exchange Agreement shall be amended in its entirety by replacing such Section 4.1(e) with the provisions set forth in this Section 4.6 and any terms included in this Section 4.6 that are not otherwise defined in the Exchange Agreement shall have the meanings ascribed to such terms in this Agreement.

Section 4.7 Certain Notifications Until Closing.
    From the date hereof until the Closing, the Company shall promptly notify the Investor of (i) any fact, event or circumstance of which it is aware and which would reasonably be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect or to cause any covenant or agreement of the Company contained in this Agreement not to be complied with or satisfied in any material respect and (ii) except as Previously Disclosed, any fact, circumstance, event, change, occurrence, condition or development of which the Company is aware and which, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect; provided, however, that delivery of any notice pursuant to this Section 4.7 shall not limit or affect any rights of or remedies available to the Investor; provided, further, that a failure to comply with this Section 4.7 shall not constitute a breach of this Agreement or the failure of any condition set forth in Section 1.1 to be satisfied unless the underlying Company Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Section 1.1 to be satisfied.

Section 4.8 Equity Investments.
     The Company has informed the Investor that the Company intends to pursue the closings of the Equity Investments by June 7, 2011 (the “Targeted Completion Date”). The Company will use its commercially reasonable efforts to consummate the Equity Investments by the Targeted Completion Date. Until the Equity Investments have been consummated (or the Company and the Investor agree that the Equity Investments are no longer susceptible to consummation on terms and conditions that are in the Company's best interest), the Company shall provide the Investor with a reasonably detailed written report regarding the status of the Equity Investments at least once every two weeks and more frequently if reasonably requested by the Investor; provided, however, that if the Equity Investments are not consummated by the time of its Targeted Completion Date, the Company shall, with respect to the non-consummated Equity Investments, (x) within five business days after the Targeted Completion Date provide to the Investor a reasonably detailed written description of the status of such Equity Investments including the Company's best estimate of the steps and timeline to complete such Equity Investments (the “Status Report”) and (y) thereafter, no less frequently than monthly and more frequently if reasonably requested by the Investor until such Equity Investments have been consummated, provide to the Investor an updated version of the Status Report.

Section 4.9 Amendment of Agreements Relating to the Equity Investments.
    The Company will not, without the prior written consent of the Investor, (i) agree to any amendment, waiver or modification of the Stock Purchase Agreements or any other documents governing the terms of the Equity Investments (other than corrections of obvious errors, if any, or other ministerial amendments) or (ii) enter into any new agreements relating to the Equity Investments, in each case to the extent such amendment, waiver, modification or new agreement is adverse to the Investor's interests under this Agreement.

Section 4.10 Predominantly Financial.
    From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Exchange Agreement or the Securities Purchase Agreement (including, for the avoidance of doubt, the Exchange Shares, the CDCI Preferred Shares and the CPP Preferred Shares), the Company, to the extent it is not itself an insured depository institution, agrees to remain predominantly engaged in financial activities. A company is predominantly engaged in financial activities if the annual gross revenues derived by the company and all subsidiaries of the company (excluding revenues derived from subsidiary depository institutions), on a consolidated basis, from engaging in activities that are financial in nature or are incidental to a financial activity under subsection (k) of Section 4 of the Bank Holding Company Act of 1956 (12 U.S.C. 1843(k)) represent at least 85 percent of the consolidated annual gross revenues of the company.

Section 4.11 Capital Covenant.
    From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Exchange Agreement or the Securities Purchase Agreement (including, for the avoidance of doubt, the Exchange Shares, the CDCI Preferred Shares and the CPP Preferred Shares), the Company and the Company Subsidiaries shall maintain such capital as may be necessary to meet the minimum capital requirements of the Appropriate Federal Banking Agency, as in effect from time to time.

Section 4.12 Control by Foreign Bank or Company.
    From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Exchange Agreement or the Securities Purchase Agreement (including, for the avoidance of doubt, the Exchange Shares, the CDCI Preferred Shares and the CPP Preferred Shares), the Company shall not be controlled (within the meaning of the Bank Holding Company Act of 1956 (12 U.S.C. 1841(a)(2)) and 12 C.F.R. 225(a)(i) in the case of Bank Holding Companies and banks and the Home Owners' Loan Act of 1933 (12 U.S.C. 1467a (a)(2)) and 12 C.F.R. 583.7 in the case of Savings and Loan Holding Companies and savings associations) by a foreign bank or company.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1 Unregistered Exchange Shares.
The Investor acknowledges that the Exchange Shares have not been registered under the Securities Act or under any state securities laws. The Investor (a) is acquiring the Exchange Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (b) will not sell or otherwise dispose of any of the Exchange Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, and (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Exchange and of making an informed investment decision.
Section 5.2 Legend.

(a) The Investor agrees that all certificates or other instruments representing the Exchange Shares will bear a legend substantially to the following effect:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b) In the event that any Exchange Shares (i) become registered under the Securities Act or (ii) are eligible to be transferred without restriction in accordance with Rule 144 or another exemption from registration under the Securities Act (other than Rule 144A), the Company shall issue new certificates or other instruments representing such Exchange Shares, which shall not contain the applicable legend in Section 5.2(a) above; provided that the Investor surrenders to the Company the previously issued certificates or other instruments.

Section 5.3 Certain Transactions.

(a) The Company will not merge or consolidate with, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party (or its ultimate parent entity), as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant, agreement and condition of this Agreement to be performed and observed by the Company.

(b) Without the prior written consent of the Investor, until such time as the Investor shall cease to own any securities of the Company acquired pursuant to this Agreement, the Exchange Agreement or the Securities Purchase Agreement (including, for the avoidance of doubt, the Exchange Shares, the CDCI Preferred Shares and the CPP Preferred Shares), the Company shall not permit any of its “significant subsidiaries” (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to (i) engage in any merger, consolidation, statutory share exchange or similar transaction following the consummation of which such significant subsidiary is not wholly-owned by the Company, (ii) dissolve or sell all or substantially all of its assets or property other than in connection with an internal reorganization or consolidation involving wholly-owned subsidiaries of the Company or (iii) issue or sell any shares of its capital stock or any securities convertible or exercisable for any such shares, other than issuances or sales in connection with an internal reorganization or consolidation involving wholly-owned subsidiaries of the Company.

Section 5.4 Transfer of Exchange Shares.
Subject to compliance with applicable securities laws, the Investor shall be permitted to transfer, sell, assign or otherwise dispose of (“Transfer”) all or a portion of the Exchange Shares at any time, and the Company shall take all steps as may be reasonably requested by the Investor to facilitate the Transfer of the Exchange Shares.

Section 5.5 Registration Rights.

(a) The Exchange Shares shall be Registrable Securities under the Exchange Agreement and, upon their issuance, the provisions of Section 4.1(j) and Annex E of the Exchange Agreement shall be applicable to them, including with the benefit, to the extent available, of the tacking of any holding period from the date of issuance of the CDCI Preferred Shares and the CPP Preferred Shares; provided, that, notwithstanding anything to the contrary in Section 1.3 of Annex E of the Exchange Agreement, all Selling Expenses incurred by the Investor or any other Holder in connection with any registration thereunder or any other sale or other transfer of Exchange Shares under this Section 5.5 shall be borne by the Company. From and after the Closing Date, all references in Section 1.10 of Annex E of the Exchange Agreement to “preferred stock” shall mean and refer to Common Stock (as defined herein) and, with respect to any underwritten offering of Registrable Securities (as defined in Annex E of the Exchange Agreement) by the Investor or other Holders (as defined in Annex E of the Exchange Agreement) pursuant to Annex E of the Exchange Agreement, the Company further agrees to cause any of its stockholders holding in excess of 4.0% of its Common Stock (assuming full exercise of any rights to convert or exchange any other securities into or for shares of Common Stock, in each case without regard for the limitations (i) set forth in Section 8 of the Certificate of Designations or in Article V of the Certificate of Incorporation or (ii) imposed by any regulatory requirement, rule, or regulation, including any commitment, arrangement or agreement made by any such stockholder pursuant to any regulatory requirement, rule, regulation, order or filing) to execute and deliver customary lock-up agreements in such form and for such time period up to 90 days as may be requested by the managing underwriter. From and after the Closing Date, Section 1.2(f) of Annex E shall be deleted in its entirety and restated as follows: “If either (x) the Company grants “piggyback” registration rights to one or more third parties to include their securities in an underwritten offering under the Shelf Registration Statement pursuant to Section 1.2(b) of this Annex E or (y) a Piggyback Registration under Section 1.2(d) of this Annex E relates to an underwritten offering, and in either case, following consultations with the Investor, the managing underwriters advise the Company and the Investor that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such managing underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (A) first, in either case, the Registrable Securities of the Investor, (B) second, in the case of a Piggyback Registration under Section 1.2(d) of this Annex E, the securities the Company proposes to sell, (C) third, the Registrable Securities of all other Holders who have requested inclusion of Registrable Securities pursuant to Section 1.2(b) or Section 1.2(d) of this Annex E, as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (D) fourth, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.” The Investor acknowledges that, on the date hereof, the Company is not eligible to file a registration statement on Form S-3 covering the Exchange Shares, and the Company shall not be obligated to file a Shelf Registration Statement (as defined in Annex E of the Exchange Agreement) unless and until requested to do so in writing by the Investor.

(b) At all times after the Closing, the Company covenants that (1) it will, upon the request of the Investor or any subsequent holders of the Exchange Shares (“Holders”), use its reasonable best efforts to (x), to the extent any Holder is relying on Rule 144 under the Securities Act to sell any of the Exchange Shares, make “current public information” available, as provided in Section (c)(1) of Rule 144 (if the Company is a “Reporting Issuer” within the meaning of Rule 144) or in Section (c)(2) of Rule 144 (if the Company is a “Non-Reporting Issuer” within the meaning of Rule 144), in either case for such time period as necessary to permit sales pursuant to Rule 144, or (y), to the extent any Holder is relying on the so-called “Section 4(1½)” exemption to sell any of its Exchange Shares, prepare and provide to such Holder such information, including the preparation of private offering memoranda or circulars or financial information, as the Holder may reasonably request to enable the sale of the Exchange Shares pursuant to such exemption, and (2) it will take such further action as any Holder may reasonably request from time to time to enable such Holder to sell the Exchange Shares without registration under the Securities Act within the limitations of the exemptions provided by (i) the provisions of the Securities Act or any interpretations thereof or related thereto by the SEC, including transactions based on the so-called “Section 4(1½)” and other similar transactions, (ii) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (iii) any similar rule or regulation hereafter adopted by the SEC; provided that the Company shall not be required to take any action described in this Section 5.5(b) that would cause the Company to become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act if the Company was not subject to such requirements prior to taking such action.

Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

(c) The Company agrees to indemnify the Investor, the Investor's officers, directors, employees, agents, representatives and Affiliates, and each person, if any, that controls the Investor within the meaning of the Securities Act (each, an “Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any document or report provided by the Company pursuant to this Section 5.5 or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) If the indemnification provided for in Section 5.5(c) is unavailable to an Indemnitee with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and Investor agree that it would not be just and equitable if contribution pursuant to this Section 5.5(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 5.5(c). No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.

Section 5.6 Voting Matters.

(a) The Investor agrees that it will vote, or cause to be voted, or exercise its right to consent (or cause its right to consent to be exercised) with respect to, all Exchange Shares beneficially owned by it and its controlled Affiliates (and which are entitled to vote on such matter) with respect to each matter on which holders of Common Stock are entitled to vote or consent, other than a Designated Matter, in the same proportion (for, against or abstain) as all other shares of the Company's Common Stock are voted or consents are given with respect to each such matter. The Investor agrees to attend all meetings of the Company's stockholders in person or by proxy for purposes of obtaining a quorum. In order to effectuate the foregoing agreements, to the maximum extent permitted by applicable law, the Investor hereby grants a proxy appointing each of the Chairman of the Board and General Counsel of the Company attorney-in-fact and proxy for it and its controlled Affiliates with full power of substitution, for and in the name of it and its controlled Affiliates, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner and solely on the terms provided by this Section 5.6 with respect to the Exchange Shares and the Investor hereby revokes any and all previous proxies granted with respect to the Exchange Shares for purposes of the matters contemplated in this Section 5.6; provided that such proxy may only be exercised if the Investor fails to comply with the terms of this Section 5.6. The proxy granted hereby is irrevocable prior to the termination of this Agreement, is coupled with an interest and is granted in consideration of the Company entering into this Agreement and issuing the Exchange Shares to the Investor.

(b) The Investor shall retain the right to vote in its sole discretion all Exchange Shares beneficially owned by it and its controlled Affiliates (and which are entitled to vote on such matter) on any Designated Matter.

Section 5.7 Restriction on Dividends and Repurchases.

(a) Until the earlier of (i) January 16, 2012, or (ii) such time as the Investor ceases to own any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Exchange Agreement or the Securities Purchase Agreement (including, for the avoidance of doubt, the Exchange Shares, the CDCI Preferred Shares and the CPP Preferred Shares), neither the Company nor any Company Subsidiary shall, without the consent of the Investor:

(i) declare or pay any dividend or make any distribution on the Common Stock (other than (A) regular quarterly cash dividends of not more than the amount of the last quarterly cash dividend per share declared or, if lower, publicly announced an intention to declare, on the Common Stock prior to October 14, 2008, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, (B) dividends payable solely in shares of Common Stock and (C) dividends or distributions of rights or Junior Stock in connection with a stockholders' rights plan); or

(ii) redeem, purchase or acquire any shares of Common Stock or other capital stock or other equity securities of any kind of the Company, or any trust preferred securities issued by the Company or any Affiliate of the Company, other than (A) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock, in each case in this clause (A) in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount,

(B) purchases or other acquisitions by a broker-dealer subsidiary of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in trust preferred securities of the Company or an Affiliate of the Company, Junior Stock or Parity Stock in the ordinary course of its business, (C) purchases by a broker-dealer subsidiary of the Company of trust preferred securities or capital stock of the Company or an Affiliate of the Company for resale pursuant to an offering by the Company of such trust preferred securities or capital stock underwritten by such broker-dealer subsidiary, (D) any redemption or repurchase of rights pursuant to any stockholders' rights plan, (E) the acquisition by the Company or any of the Company Subsidiaries of record ownership in Junior Stock, Parity Stock or trust preferred securities of the Company or an Affiliate of the Company for the beneficial ownership of any other persons (other than the Company or any other Company Subsidiary), including as trustees or custodians, and (F) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or of trust preferred securities of the Company or an Affiliate of the Company for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (F), solely to the extent required pursuant to binding contractual agreements entered into prior to January 16, 2009, or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with United States generally accepted accounting principles (“GAAP”), and as measured from the date of the Company's most recently filed consolidated financial statements prior to the Closing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(b) The parties agree that, effective as of the Closing Date, Section 4.2(b) of the Exchange Agreement shall be amended in its entirety by replacing such Section 4.2(b) with the provisions set forth in this Section 5.7 and any terms included in this Section 5.7 that are not otherwise defined in the Exchange Agreement shall have the meanings ascribed to such terms in this Agreement.

Section 5.8 Repurchase of Investor Securities.
    From and after the date of this Agreement, the agreements set forth in Section 5.7 of the Exchange Agreement shall be applicable following the Transfer by the Investor of all of the Exchange Shares held by the Investor to one or more third parties not affiliated with the Investor. For the avoidance of doubt, the Exchange Shares may not be repurchased by the Company pursuant to this Section 5.8 or Section 5.7 of the Exchange Agreement.

Section 5.9 Savings and Loan Holding Company Status.
    The Company shall maintain its status as a Savings and Loan Holding Company for as long as the Investor owns any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Exchange Agreement or the Securities Purchase Agreement (including, for the avoidance of doubt, the Exchange Shares, the CDCI Preferred Shares and the CPP Preferred Shares).

Section 5.10 Compliance with Employ American Workers Act.
Until the Company is no longer deemed a recipient of funding under Title I of EESA or Section 13 of the Federal Reserve Act for purposes of the EAWA, as the same may be determined pursuant to any regulations or other legally binding guidance promulgated under EAWA, the Company shall comply, and the Company shall take all necessary action to ensure that its Subsidiaries comply, in all respects with the provisions of the EAWA and any regulations or other legally binding guidance promulgated under the EAWA.

Section 5.11 Observer to the Board of Directors.
    So long as the Investor and its Affiliates beneficially own at least 5% of the issued and outstanding Common Stock (treating all securities beneficially owned by the Investor and its Affiliates that are convertible into or exchangeable or exercisable for Common Stock as converted, exchanged or exercised), the Investor shall be entitled to designate one individual to serve as an observer (the “Observer”) to the Board of Directors of the Company, which designation may be changed from time to time in the sole discretion of the Investor. The Observer shall be entitled to (i) attend all meetings of the Board of Directors of the Company and the board of directors of each subsidiary of the Company, including any committee meetings of such boards of directors, (ii) receive notices of such meetings concurrently with the members of the Board of Directors of the Company or such boards of directors or committees thereof and (iii) receive all information provided to members of the Board of Directors of the Company or such boards of directors or committees thereof at such meetings.
The Observer shall have no voting rights and his or her presence shall not be required for determining a quorum at any meeting he or she is entitled to attend pursuant to this Section 5.11.

ARTICLE VI
MISCELLANEOUS

SECTION 6.1 Termination.
This Agreement may be terminated at any time prior to the Closing:

(a) by either the Investor or the Company if the Closing shall not have occurred by November 7, 2011; provided, however, that in the event the Closing has not occurred by such date, the parties will consult in good faith to determine whether to extend the term of this Agreement, it being understood that the parties shall be required to consult only until the fifth day after such date and not be under any obligation to extend the term of this Agreement thereafter; provided, further, that the right to terminate this Agreement under this Section 6.1(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date;

(b) by either the Investor or the Company in the event that any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(c) by the mutual written consent of the Investor and the Company.
In the event of termination of this Agreement as provided in this Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of this Agreement.

Section 6.2 Survival of Representations and Warranties.
The representations and warranties of the Company made herein or in any certificates delivered in connection with the Closing shall survive the Closing without limitation.

Section 6.3 Amendment.
No amendment of any provision of this Agreement will be effective unless made in writing and signed by an officer or a duly authorized representative of each of the Company and the Investor; provided that the Investor may unilaterally amend any provision of this Agreement to the extent required to comply with any changes after the date hereof in applicable federal statutes. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative of any rights or remedies provided by law.

Section 6.4 Waiver of Conditions.
The conditions to each party's obligation to consummate the Exchange are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

Section 6.5 Governing Law; Submission to Jurisdiction, etc.
    This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be enforced, governed, and construed in all respects (whether in contract or in tort) in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the exclusive jurisdiction and venue of the United States District Court for the District of Columbia and the United States Court of Federal Claims for any and all civil actions, suits or proceedings arising out of or relating to this Agreement or the Exchange contemplated hereby and (b) that notice may be served upon (i) the Company at the address and in the manner set forth for notices to the Company in Section 6.6 and (ii) the Investor at the address and in the manner set forth for notices to the Company in Section 6.6, but otherwise in accordance with federal law. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to this Agreement or the Exchange contemplated hereby.

Section 6.6 Notices.
    Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
If to the Company:

Carver Bancorp, Inc.
75 West 125th Street
New York, NY 10027
Attention: Mark A. Ricca
Executive Vice President, Chief Risk Officer and General Counsel
Telephone: (212) 360-8820
Facsimile: (212) 426-6213
With a copy to:
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 780
Washington, D.C. 20015
Attention: Lawrence M.F. Spaccasi
Telephone: (202) 274-2037
Facsimile: (202) 362-2902

If to the Investor:

United States Department of the Treasury
1500 Pennsylvania Avenue, NW
Washington, DC 20220
Attention: Chief Counsel Office of Financial Stability
Facsimile: (202) 927-9225
Email: OFSChiefCounselNotices@do.treas.gov
With a copy to:

Alston & Bird LLP
950 F Street NW
Washington, DC 20004
Attention: David E. Brown, Jr.
Telephone: (202) 239-3345
Facsimile: (202) 654-4945

Section 6.7 Definitions.

(a) When a reference is made in this Agreement to a subsidiary of a person, the term “subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

(b) The term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(c) The term “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company's stockholders.

(d) The term “Closing Price” means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on The NASDAQ Global Market on such date. If the Common Stock is not traded on The NASDAQ Global Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.

(e) The term “Company Material Adverse Effect” means a material adverse effect on (i) the business, results of operation or financial condition of the Company and its consolidated subsidiaries taken as a whole; provided, however, that Company Material Adverse Effect shall not be deemed to include: the effects of (A) changes after the date hereof in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries or geographic areas in which the Company and its subsidiaries operate, (B) changes or proposed changes after the date hereof in GAAP or regulatory accounting requirements, or authoritative interpretations thereof, (C) changes or proposed changes after the date hereof in securities, banking and other laws of general applicability or related policies or interpretations of Governmental Entities (in the case of each of these clauses (A), (B) and (C), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on the Company and its consolidated subsidiaries taken as a whole relative to comparable U.S. banking or financial services organizations), (D) changes in the market price or trading volume of the Common Stock or any other equity, equity-related or debt securities of the Company or its consolidated subsidiaries (it being understood and agreed that the exception set forth in this clause (D) does not apply to the underlying reason giving rise to or contributing to any such change); or (E) actions or omissions of the Company or any Company Subsidiary expressly required by the terms of the Exchange; or (ii) the ability of the Company to consummate the Exchange and the other transactions contemplated by this Agreement and perform its obligations hereunder on a timely basis.

    (f) The term “Conversion Price” means for each CDCI Preferred Share, for purposes of calculating the Exchange into Exchange Shares, $0.5451, subject to adjustment at the same time and in the same manner as adjustments are made to the “Applicable Conversion Rate” pursuant to Section 10 of the Certificate of Designations for Series C and Series D of Preferred Stock (the “Certificate of Designations”) attached as Exhibit A hereto; provided, however, that adjustments to the Conversion Price shall be made notwithstanding the last sentence of Section 4(a)(i) of the Certificate of Designations and Section 10(d) of the Certificate of Designations.

(g) The term “Designated Matters” means (i) the election and removal of directors, (ii) the approval of any Business Combination, (iii) the approval of a sale of all or substantially all of the assets or property of the Company, (iv) the approval of a dissolution of the Company, (v) the approval of any issuance of any securities of the Company on which holders of Common Stock are entitled to vote, (vi) the approval of any amendment to the Certificate of Incorporation or bylaws of the Company on which holders of Common Stock are entitled to vote, and (vii) the approval of any other matters reasonably incidental to the foregoing subclauses (i) through (vi) as determined by the Investor.

(h) The term “EAWA” means the Employ American Workers Act (Section 1611 of Division A, Title XVI of the American Recovery and Reinvestment Act of 2009), Public Law No. 111-5, effective as of February 17, 2009, as may be amended and in effect from time to time.

(i) The term “Junior Stock” means Common Stock and any other class or series of stock of the Company the terms of which expressly provide that it ranks junior to the CDCI Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company.

(j) The term “Parity Stock” means any class or series of stock of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the CDCI Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(k) The term “Preferred Stock” means any and all series of preferred stock of the Company.

    (l) The term “Previously Disclosed” means information set forth or incorporated in the Company's Annual Report on Form 10-K for the most recently completed fiscal year of the Company filed with the SEC prior to the date hereof or in its other reports and forms filed with or furnished to the SEC under Section 13(a), 14(a) or 15(d) of the Exchange Act on or after the last day of the most recently completed fiscal year of the Company and prior to the date hereof.

(m) The term “Trading Day” means a day on which the shares of Common Stock: (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(n) To the extent any securities issued pursuant to this Agreement or the transactions contemplated hereby are registered in the name of a designee of the Investor pursuant to Section 1.1 or 6.8 or transferred to an Affiliate of the Investor, all references herein to the Investor holding or owning any debt or equity securities of the Company, Exchange Shares or Registrable Securities (and any like variations thereof) shall be deemed to refer to the Investor, together with such designees and/or Affiliates, holding or owning any debt or equity securities, Exchange Shares or Registrable Securities (and any like variations thereof), as applicable.

Section 6.8 Assignment.
Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of each other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (a) an assignment, in the case of a Business Combination where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such Business Combination or the purchaser in such sale, (b) as provided in Sections 5.4 and 5.5 and (c) an assignment by the Investor of this Agreement to an Affiliate of the Investor; provided that if the Investor assigns this Agreement to an Affiliate, the Investor shall be relieved of its obligations under this Agreement but (i) all rights, remedies and obligations of the Investor hereunder shall continue and be enforceable and exercisable by such Affiliate, and (ii) the Company's obligations and liabilities hereunder shall continue to be outstanding.

Section 6.9 Severability.
    If any provision of this Agreement, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.10 No Third-Party Beneficiaries.
    Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor any benefit, right or remedies, except that (i) the provisions of Section 4.4 shall inure to the benefit of the persons referred to in that Section and (ii) the provisions of Section 5.5 shall inure to the benefit of the persons holding Exchange Shares during any tacked holding period, as contemplated by that Section.

Section 6.11 Entire Agreement, etc.
    This Agreement (including the Annexes and Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. For the avoidance of doubt, the Exchange Agreement shall remain in full force and effect, notwithstanding Sections 6.1(b) or (c) of the Exchange Agreement, but shall be deemed amended hereby effective as of the Closing, and any provisions in this Agreement that supplement, duplicate or contradict any provision of the Exchange Agreement shall be deemed to supersede the corresponding provision of the Exchange Agreement from and after the Closing. For the further avoidance of doubt, the Securities Purchase Agreement shall remain in full force and effect, other than as specifically modified by the Exchange Agreement and herein.

Section 6.12 Counterparts and Facsimile.
    For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 6.13 Specific Performance.
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled (without the necessity of posting a bond) to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
CARVER BANCORP, INC.

By:    /s/ Mark A. Ricca
Name: Mark A. Ricca
Title: Executive Vice President, Chief Financial Officer and General Counsel
UNITED STATES DEPARTMENT OF THE TREASURY

By: /s/ Timothy G. Massad
Name: Timothy G. Massad
Title: Acting Assistant Secretary for Financial Stability